Gryphon Gold Retains AGORACOM To Provide Investor Relations

July 9 2008 – Vancouver, BC. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) is pleased to announce it has retained the services of AGORACOM Investor Relations ("AGORACOM") (http://www.agoracom.com) to provide online investor relations services, a Web 2.0 social network for current shareholders and Tier-1 awareness through the world's biggest websites for the purpose of attracting new shareholders.

ONLINE INVESTOR RELATIONS MAXIMIZES SPEED, TRANSPARENCY AND ACCESS TO COMPANY: Effective immediately, a customized and monitored Gryphon Gold IR HUB (http://www.agoracom.com/IR/Gryphon) will allow both the Company and AGORACOM to communicate with all investors simultaneously, anytime and in near real-time. Our new IR HUB will also provide management with an ability to extend communications beyond text via audio messages, video presentations, webcasts and podcasts. In addition to traditional e-mail, investors will also have the ability to receive all communications via RSS feed.

LAUNCH OF GRYPHON GOLD COMMUNITY: The Gryphon Gold IR HUB propels the Company into the forefront of Web 2.0 community building by providing investors with two very important functions. First, a monitored discussion forum for the purposes of constructive and high-quality discussion amongst investors that is free of spam, profanity and misinformation.

TIER-1 EXPOSURE AND AWARENESS: As an exclusive provider of "Small-Cap Centres – Powered by AGORACOM" to Yahoo Finance Canada, AOL Finance Canada and every Blackberry device on the planet, AGORACOM will provide Tier-1 financial coverage of all newsworthy Gryphon Gold press releases for the purposes of attracting new and prospective shareholders.

For all future Gryphon Gold investor relations needs, investors are asked to visit our IR Hub at http://www.agoracom.com/IR/Gryphon where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors.

About Gryphon Gold: Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.4 million (measured and indicated) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified).

CONTACT INFORMATION

Corporate Inquiries:
Mike Longinotti
Telephone: (604) 261-2229
mlonginotti@gryphongold.com

Investor Relations:
AGORACOM Investor Relations
http://www.agoracom.com/IR/Gryphon

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Tony Ker, CEO

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Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com.

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated royalties payable under the option agreement, resource estimates, projections, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.